Exhibit 10.9
















                         PROFESSIONAL SERVICES AGREEMENT

                                 By and between

       INSPIRE INSURANCE SOLUTIONS, INC., Debtor and Debtor-in-Possession,

                    ARROWHEAD GENERAL INSURANCE AGENCY, INC.,

                                       And

                        ARROWHEAD CLAIMS MANAGEMENT, INC.

                            Dated as of May 14, 2002

                         PROFESSIONAL SERVICES AGREEMENT


         THIS PROFESSIONAL SERVICES AGREEMENT, dated as of May 14, 2002 (the "Signing Date"), is by and between INSpire Insurance Solutions, Inc., a Texas corporation, and debtor and debtor-in-possession ("INSpire"), and Arrowhead General Insurance Agency, Inc., a Minnesota corporation, and Arrowhead Claims Management, Inc. (collectively "Customer"). INSpire and Customer are sometimes collectively referred to as the "Parties," and individually as a "Party." This Professional Services Agreement, together with the Schedules referenced herein and attached hereto, are referred to as this "Agreement."

                                    RECITALS

         A. INSpire provides certain policy processing, servicing and administration services to Customer pursuant to a Policy Administration Services Agreement, dated as of December 1, 1998 by and between INSpire and Customer (the "Policy Administration Agreement").

         B. INSpire and Customer desire to terminate the Policy Administration Agreement and to concurrently enter various new agreements, including a Software License Agreement and this Agreement which will provide Customer with certain professional services required in order to maintain and enhance the software systems licensed by Customer from INSpire (the "Systems") under the Software License Agreement.

         C. This Agreement is being entered into by INSpire and Customer as a result of, and in consideration of, the termination of the Policy Administration Agreement, INSpire's agreement to forgo revenue related to the trained technical employees that will be hired by Customer, and INSpire's agreement to provide upgrades to the Systems pursuant to the terms of the Software License Agreement.

         D. On February 15, 2002, INSpire voluntarily filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"), which is administered under Case No. 02-41228-DML (the "Bankruptcy Case").

         E. INSpire and Customer further desire that this Agreement, as well as the other agreements referenced in it, shall only be effective and binding on them if (1) all of such agreements are approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer, and (2) INSpire's rejection of the Policy Administration Agreement, the Claims Administration Services Agreement and the Claims Management Agreement is approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                        PROFESSIONAL SERVICES;TERM; FEES

         Section 1.1 Services. Effective on the later of the Signing Date or the date when this Agreement is approved by final order of the Bankruptcy Court as provided for in Section 9.20 herein (the "Effective Date") and during the Term (as defined below), INSpire will provide and make available to Customer a certain number of experienced computer software professionals ("Consultants") each month (as defined below) to perform services to maintain, fix and improve the Systems (the "Services"). The Services to be provided under this Agreement will be delivered pursuant to the specifications set forth on individual statements of work (the "Work Orders"), the template for which is attached as
Schedule 1.1. All terms and conditions of this Agreement apply to and govern all Work Orders. The Services shall specifically not include services to be provided by INSpire to Customer to complete the "Spot Report" items that are to be completed pursuant to the separate Software Licensing Agreement between Customer and INSpire. In addition to the Services, INSpire will provide to Customer such other professional services as Customer may reasonably request in writing from time to time during the Term and with respect to which the Parties will have agreed to (a) the number of dedicated resources or (b) the scope, nature and number of hours required to perform such services (the "Additional Services"), which will subsequently be billed to Customer at the Additional Services Fee Rates defined below. Customer may assume certain of the Services from INSpire upon terms and conditions which are mutually-agreeable to the Parties and, with respect to such transferred services, the Parties have agreed that INSpire's costs associated with such services (the "Transferred Services") shall be borne by Customer and then offset against the Services Fee as set forth in Section 1.4(a). In the event Services are transferred, the Transferred Services and costs to be offset by Customer will be attached as a written addendum to this Agreement.

          Section 1.2 Term. The term during which INSpire will provide the Services to Customer will commence on the Effective Date and will expire on December 31, 2008 (the "Expiration Date"), unless extended or terminated pursuant to the terms of this Agreement (the "Term"). The Expiration Date will be extended automatically for a period of one year unless either Party gives written notice of non-extension to the other Party at least six months prior to the then current Expiration Date.

          Section 1.3 Services Fee, Number of Hours Deliverable, Quarterly Minimums, Hourly Fee Rates, Volume Based Fee Reductions and Service Level Penalties.

                  (a) Services Fee. During the first year of the Term, Customer will pay to INSpire for the performance of the Services a fee of $400,000, which will be payable in twelve equal monthly installments. After the first year of the Term and until the Expiration Date, Customer will pay to INSpire for the performance of the Services a fee which will be payable monthly and calculated by multiplying (i) the amount of Written Premium processed on the Systems in the immediately preceding month, by (ii) 1.9% which shall be subject to a Volume Based Fee Reduction as set forth in Subsection (f) hereunder (the "Services Fees"). For the purposes of this Agreement, "Written Premium" will mean the aggregate amount of private passenger automobile, commercial general liability, commercial inland marine, and commercial automobile premiums paid to Customer by insureds during a particular time period. The Services Fee will be due and payable in arrears on the last day of the month following the close of the calendar month in which the Services were performed.

                  (b) Services. In return for the Services Fee and during the Term, INSpire will provide to Customer (i) updates to the Systems pursuant to the terms of the Software License Agreement and (ii) a dedicated number of Consultants. During the first twelve months of the Term of this Agreement, INSpire shall assign two dedicated Consultants to Customer. Thereafter, the number of dedicated Consultants to be provided by INSpire shall be calculated as follows: Customer will receive one dedicated Consultant if there are over $12 million (on an annualized basis) of Written Premium subject to the Services Fee plus on additional dedicated Consultant for each additional $12 million (on an annualized basis) of Written Premium subject to the Services Fee over $12 million and up to $120 million (on an annualized basis) of Written Premium subject to the Services Fee plus one additional dedicated Consultant for each additional $15.5 million (on an annualized basis) of Written Premium subject to the Services Fee thereafter. The dollar values set forth in this paragraph shall increase 5% per year during the Term beginning with the third year of the Term.

                  (c) Quarterly Minimums. During each calendar quarter of the Term, the Services Fee payable each month will not be less than an amount equal to 80% of the average monthly Services Fee paid in the immediately prior calendar quarter. During the Term, the Services Fee paid by Customer in any month will never be lower than $50,000.

                  (d) Staff Planning and Adjustments. Customer will provide INSpire a six-month premium forecast on a quarterly basis by which INSpire will plan and adjust staffing. Such forecast shall be delivered to INSpire within ten
(10) days of the Effective Date and on or before each calendar quarter thereafter. If Written Premium exceeds the forecast to the extent that INSpire should have added a Consultant(s) based on the formula defined in Subsection (b) above, then INSpire will credit the Customer for such unutilized resources against any Additional Services requested by Customer during the Term. If Written Premium does not meet the forecast to the extent that INSpire would have removed a Consultant from the team, then Customer will pay for the Services delivered as Additional Services.

                  (e) Additional Services Fee Rates. During the Term, Customer will pay INSpire for the performance of the Additional Services pursuant to one of the two following options:

                           (i) Should  Customer elect  to use a Consultant for a
defined term of not less than three calendar months, Customer will pay the following monthly rates for Consultants: $13,000 for work performed by a Base Rate Professional, $15,000 for a Business Rate Professional and $18,000 for a Lead Rate Professional. These rates will increase 5% per year during the Term beginning with the third year of the Term.

                           (ii)  Customer may elect to retain Consultants  on an
hourly basis at the rates set forth on Schedule 1.3(e). These rates will increase 5% per year during the Term beginning with the third year of the Term.

For the purposes of this Agreement, a "Base Rate Professional" is defined as a business analyst or systems programmer level individual, a "Business Rate Professional" is defined as a systems analyst, senior business analyst or project supervisor and a "Lead Rate Professional" is defined as a project manager, business consultant or technical architect. Customer's minimum required qualifications for INSpire's Consultants is set forth on Schedule 1.3(e).

                  (f) Volume Based Fee Reductions. Customer will receive a reduction in the Services Fee based upon achieving certain volumes of Written Premiums processed on the Systems per calendar year as follows:

Range of Annual Written Premiums     Services Fee Percentage for Indicated Range
(i)   Up to$120  million                  1.9% of Written  Premium
(ii)  $120 - $140  million                1.8% of Written  Premium
(iii) $140 - $160 million                 1.7% of Written  Premium
(iv)  $160 - $200  million                1.6% of Written  Premium
(v)   Over $200  million                  1.5% of Written Premium

                  (g) Taxes. Customer will pay all tariffs and taxes, however designated or levied, now existing or imposed in the future that are applicable to the Services or the Services Fee. Such tariffs and taxes include state and local privilege and excise taxes, sales, use and personal property taxes and any other tariff or tax based on Services performed, equipment used, and the communication or storage of data. Notwithstanding the foregoing, Customer will not be responsible for, and INSpire will pay (i) any franchise or income taxes based upon the income or INSpire, (ii) any personal property or similar taxes based upon the personal or real property owned or leased by INSpire and used in the performance of the Services, and (iii) Texas state sales taxes payable as a result of the Services Fee due to INSpire under this Agreement.

                  (h) Service Level Penalties. During the Term, INSpire will provide Services to Customer pursuant to specific Work Orders and the Service Levels defined in Section 2.1(a) below. In the event INSpire fails to deliver each Work Order item to Customer for Acceptance Testing (defined below) by the Implementation Date at least 90% of the time during any calendar quarter, or if the Work Orders do not pass Acceptance Testing at least 90% of the time during any calendar quarter, Customer shall be entitled to receive a penalty payment from INSpire for each Work Order that does not meet the Service Levels equal to the lesser of $5,000 or the cost of completing the Spot Report Item, which shall be calculated by multiplying the number of hours required to complete the Spot Report Item by $115 (the "Service Level Penalty"). The Service Level Penalty shall not be assessed if Customer fails to meet any of its obligations set forth in the Work Order or any amendment thereto. Service Level Penalties shall not in the aggregate exceed 15% of the Services Fee. Payment of such Service Level Penalties will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement. Customer may offset, upon thirty (30) days notice to INSpire, the Service Level Penalties owed by INSpire against the Services Fees payable by Customer to INSpire. In the event that INSpire believes that Service Level Penalties have been improperly offset by Customer, INSpire shall have full recourse to all remedies provided for in Article VII of this Agreement.

                  (i) Acts Beyond Control. If an event described in Section 8.14 of this Agreement [Force Majeure clause] impacts INSpire's ability to meet a Service Level, then INSpire will not be penalized for failing to meet that Service Level to the extent that such event has affected INSpire's ability to meet its obligations.

                  (j) Interest on Past Due Payments. Any sum due INSpire pursuant to this Agreement that is not paid by the date on which payment is due shall bear interest from that date until the date such sum is paid at the lesser of 1.5 percent per month or the maximum rate of interest allowed under applicable law. Customer will also pay INSpire for any reasonable expenses, including attorney's fees, incurred by INSpire in the collection of any amounts due and payable under this Agreement.

                  (k) Electronic Funds Transfer. INSpire will provide Customer bank routing information. All payments are to be via Electronic Funds Transfer
(EFT), unless otherwise agreed to in writing by the Parties, to the account specified in Writing by INSpire.

                  (l) Payment of Undisputed Amounts. In the event that there is an amount in dispute, Customer is still obligated to pay all undisputed amounts on all invoices.

                  (m) Transfer Fee for Sale of Customer's Personal Auto Claims Servicing Business. For a period of four (4) years from the Effective Date of this Agreement, Customer will pay to INSpire Fifty Percent (50%) of the net proceeds from the sale of the existing personal auto claims servicing business. Net proceeds shall be the proceeds from the sale less the customary third party closing costs of selling the business, including brokers' fees. Such fees shall be due and payable upon receipt by Customer of the purchase price. As an example, if Customer sells the auto claims business for $1,000, then INSpire will receive $500 from Customer at the time of Customer's receipt of the proceeds of sale. If Customer completes the sale of personal auto claims servicing business, then Customer may terminate this Agreement upon one (1) day's notice after receipt by INSpire of Fifty Percent (50%) of the proceeds from such sales.

         Section 1.4 Policy Processing and Administration Agreement; Sublease of Premises; Software License Agreement; Asset Purchase Agreement and Comprehensive Preferred Escrow Agreement, and Claims Administration Agreement.

                  (a) Policy Processing and Administration Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Policy Processing and Administration
Agreement by which INSpire will provide certain policy processing and administration services to Customer.

                  (b) Sublease of Premises. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Sublease by which INSpire shall sublease office premises located at 6055 Lusk Boulevard, San Diego, to Customer.

                  (c) Software License Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Software License Agreement by which INSpire will license certain software systems to Customer.

                  (d) Asset Purchase Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into a separate Asset Purchase Agreement by which INSpire will sell certain assets to Customer and Customer will purchase such assets from INSpire.

                  (e) Comprehensive Preferred Escrow Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Customer and INSpire will enter into separate Comprehensive Preferred Escrow Agreement by which Inspire will maintain in escrow a copy of the object code and source code for the latest version of INSpire's software incorporated in the System in use by Customer.

                  (f) Claims Administration Agreement. Concurrent with the execution of this Agreement, and as a condition to it, Arrowhead Claims Management, Inc. ("ACM"), INSpire and INSpire Claims Management, Inc. ("INSpire Claims") will enter into separate Claims Administration Agreement by which INSpire and INSpire Claims will provide certain claims administration services to ACM.

                                   ARTICLE II
                             PERFORMANCE OF SERVICES

         Section 2.1  Service  Levels.  During the Term,  INSpire  will  provide
Services to Customer pursuant to specific Work Orders and will deliver such Services that meet the specifications set forth on the Work Orders (the "Service Levels") and by the date set forth thereon (the "Implementation Date"). Customer will test the Services provided by INSpire pursuant to each Work Order in accordance with mutually-agreeable test plans and test cases to ensure that they meet the specifications set forth on the Work Order (the "Acceptance Testing"). INSpire shall use commercially reasonable efforts to provide Additional Services as requested by Customer. INSpire will provide Services under this Agreement in accordance with the Service Levels.

         Section 2.2 Evaluation and Review Process. During the Term, Customer will evaluate INSpire based upon its performance and the timely delivery of the Service Levels.

         Section 2.3 Property Rights

                  (a) Customer's Property. Customer will own all right, title and interest in and to the content of the policy, claim, accounting and agent files and computer images and storage discs created or developed in connection with or as a result of the performance of the Services.

                  (b) INSpire's Property. Subject to the foregoing, INSpire will own all right, title and interest in and to any and all tools, techniques, processes, procedures, inventions, software, patents, know how, trade secrets and other copyrights that it already has or that are first discovered, created or developed by INSpire in connection with, as a result of or incident to the performance of the Services.

         Section 2.4 Customer's Performance Obligations and Acknowledgements. INSpire's performance of the Services require the support and cooperation of Customer. As such, Customer agrees and acknowledges as follows:

                  (a) Provide Information and Material. Customer will provide, in a timely manner and in a format reasonably acceptable to INSpire, the data and materials in its sole possession necessary for INSpire to perform the Services.

                  (b) Access to Third Party Software. Customer will provide INSpire access to all software necessary for INSpire to perform the Services.

         Section 2.5 Maintenance of Documents and Files. During the Term, INSpire will maintain detailed written records and documentation of all work performed on behalf of Customer. INSpire will not destroy these records and documents without the written permission of Customer for a period of five years from the date such work product is first provided to Customer.

         Section 2.6 Insurance. During the Term, INSpire will maintain professional liability insurance under a current and paid up policy, effective as of the Effective Date, issued by an insurer reasonably acceptable to Customer, which insurance will have a policy limit of no less than $1,000,000. If INSpire fails to maintain coverage or incurs a lapse in coverage, Customer may purchase coverage (at INSpire's expense) in the amount set forth herein. INSpire will provide a copy of said insurance policy to Customer and annually provide to Customer a certificate of insurance issued by INSpire's carrier. Customer will be named as an additional insured under INSpire's errors and omissions insurance policy.

                                   ARTICLE III
                               PROPRIETARY RIGHTS

         Section 3.1 Proprietary Rights. None of the professional services and work performed by INSpire under this Agreement shall be deemed to be "work made for hire" and Customer agrees that all right, title and interest in and to such services and work product belongs to and is the exclusive property of INSpire. Customer agrees to execute any reasonable and appropriate documents necessary to release any claims it may have to such work product and to confirm that such services and work property are the exclusive property of INSpire

         Section 3.2 Derivative Works. Any development, enhancement or modification to the System made by INSpire on behalf of Customer will be the sole property of Customer if the words "Proprietary Product of Arrowhead" are included in the relevant Work Order. INSpire may independently develop similar functionality as long as no members of the team that developed the original modification for the Customer develop the similar functionality. INSpire will only be prohibited from developing similar functionality if the words "Exclusive Intellectual Property" are included in the relevant Work Order. In no case, will INSpire be prohibited from developing similar functionality after 24 months subsequent to the delivery of the Work Order to the Customer.

                                   ARTICLE IV
                                 CONFIDENTIALITY

         Section 4.1 Definitions. For purposes of this Article the following definitions will apply:

                  (a)  "Arrowhead  Group" means  Arrowhead  Management  Company,
Customer, and their respective affiliates, parent entities, subsidiaries, agents, directors, officers, employees, accountants, attorneys and advisors.

                  (b)  "INSpire   Group"  means   INSpire  and  INSpire   Claims
Management, Inc. and their respective affiliates, parent entities, subsidiaries, agents, directors, officers, employees, accountants, attorneys and advisors.

                  (c) "Confidential Information" means any information, oral or written, whether prepared by the Disclosing Party, its Representatives or otherwise, which is furnished to the Receiving Party or on behalf of the Disclosing Party after the date of this Agreement relating to the Services. Such information includes, but is not limited to, financial information, trade secrets, processes, inventory, formulas, prices, markets, employee lists, salaries, reports, computer files, maps, drawings, specifications, title reports, customer information and lists, vendor sources, development and marketing, plans, statistical data, forecasts, marketing strategies, or other commercial, technical, strategic or human resources information. The term "Confidential Information" does not include: (a) information which is or becomes generally available to the public other than as a result of any unauthorized disclosure or any wrongful acts of the Receiving Party; (b) information which is independently developed by the Receiving Party without the use of Confidential Information from the Disclosing Party; (c) information which is rightfully received from a third party whose disclosure would not violate any confidentiality obligation or breach of any agreement; or (d) information which is approved for release by the Disclosing Party in writing signed by the Disclosing Party specifying the information to be released.

                  (d) "Disclosing Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information provided by such party to the other party.

                  (e) "Receiving Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information received by such party from the other party.

                  (f) "Representative" means any employee, agent, attorney, accountant, financial advisor or other person acting on behalf of a party in connection with this Agreement.

         Section 4.2  Nondisclosure.  The Parties hereby agree as follows:

                  (a) Use of Information. All Confidential Information will be used solely for the purpose of performing of the Services. In no event will Confidential Information be used by any party or person receiving Confidential Information for business or competitive purposes.

                  (b) Confidentiality. All Confidential Information will be kept strictly confidential by the Receiving Party and the Receiving Party will restrict disclosure of Confidential Information to only those employees, agents and advisors of the Receiving Party who have a need to know such information for the purpose of performing the Services.

                  (c) Disclosure to Representatives. Representatives of the Receiving Party shall be informed by the Receiving Party of the confidential nature of such information and the covenant of confidentiality by the Receiving Party hereunder, and they shall be directed by the Receiving Party to treat such information confidentially. Before any disclosure or dissemination of any Confidential Information subject to this Agreement is made to any person, other than an officer or director of the Receiving Party or its counsel or independent accountant, the Receiving Party shall provide the person to whom such disclosure is made with a copy of this Agreement.

         Section 4.3 No Solicitation. Each Party agrees that without the other Party's prior written consent, neither such Party nor any of its affiliates will solicit for employment, employ or otherwise contract for the services of any person who is now employed by the other Party, for a period of one year from the Effective Date, provided that this paragraph shall not apply to general commercially published solicitations for employment by a Party or responses thereto by employees of the other Party or to the hiring of employees as contemplated by the definitive agreements pursuant to which this Agreement was executed.

          Section 4.4 Required Disclosure. In the event the Receiving Party or its Representatives are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Information, the Receiving

Party shall cooperate with the Disclosing Party and provide it with prompt notice of any such request so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are nonetheless, in the opinion of the Receiving Party's attorneys, legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other penalty, the Receiving Party may disclose such information to such tribunal without liability hereunder, provided that the Receiving Party complies with the notice provisions of the paragraph.

          Section 4.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall promptly, and in any event upon request by the Disclosing Party, deliver to the Disclosing Party all Confidential Information, including all written and electronically stored copies. Neither the Disclosing Party nor its Representatives will retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information. At the Disclosing Party's request, all documents, memoranda, notes and other such writings prepared by the Receiving Party or its Representatives based upon the information in the Confidential Information, or which quote from or summarize any Confidential Information, will be destroyed as soon as reasonably practicable, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising the destruction.

          Section 4.6 Remedies for Breach. The Parties acknowledge that a breach of the covenant of confidentiality contained in this Agreement will result in irreparable and continuing damage to the Disclosing Party for which there will be no adequate remedy at law. In the event of any breach of this Agreement, the Receiving Party agrees that the Disclosing Party shall be entitled to seek and obtain specific performance of this Agreement by the Receiving Party, including, upon making the requisite showing that it is entitled thereto, provisional injunctive relief restraining the Receiving Party from committing such breach, in addition to such other further relief, including monetary damages, as provided by law.

                                    ARTICLE V
                      TRADE SECRETS AND PROPRIETARY RIGHTS

         Section 5.1 No Rights to Software. Notwithstanding any use by INSpire of any proprietary computer software programs in the performance of the Services, neither this Agreement nor the performance of the Services hereunder will be construed as a grant of a license or any other interest in or to INSpire's computer software programs. Further, this Agreement grants to Customer no right to possess or reproduce, or any other interest in, any of the computer software programs used in the performance of all or any part of the Services or the specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell assign, pledge, lease, transfer, license or sublicense any computer software programs used in the performance of all or any part of the Services, nor allow any person or entity top transmit, copy, reproduce any such computer software programs. In the event Customer comes into possession of the computer software programs used in the performance of all or any part of the Services, Customer will immediately notify INSpire and return such computer software programs and all copies of any kind thereof to INSpire.

         Section 5.2 Nondisclosure. Other than Customer's employees who need access to computer software programs for the performance of their duties, Customer covenants and agrees not to disclose or otherwise make available to any person any computer software programs used in the performance of all or any part of the Services. Customer agrees to take all reasonable steps necessary to obligate each of its employees who is given access to such computer software programs to a level of care sufficient to protect the computer software programs from unauthorized disclosure.

         Section 5.3 Survival. THE OBLIGATION OF THE PARTIES UNDER THIS ARTICLE V AND ARTICLE IV WILL CONTINUE AFTER THIS AGREEMENT EXPIRES OR IS TERMINATED.

                                   ARTICLE VI
                                   TERMINATION

         Section 6.1 Termination of Agreement. This Agreement may be terminated prior to the Expiration Date as follows:

                  (a) by the non-breaching Party upon a breach of the other Party of its duties or obligations under this Agreement; provided, however, that
(i) such breach remains substantially uncured within 30 days after written notice specifying such breach is received by the breaching Party, or (ii) with respect to a breach that cannot be reasonably cured within a 30 day period, should the defaulting party fail to proceed within 30 days after written notice specifying the breach to commence curing the default and thereafter fail to proceed with all reasonable diligence to cure substantially the default; or

                  (b) by a Party in the event (i) the other Party makes a general assignment for the benefit of creditors, (ii) the other Party files a voluntary petition in bankruptcy or petitions for reorganization or similar arrangement under the bankruptcy laws, excepting the Bankruptcy Case, (iii) a petition in bankruptcy is filed against the other Party by a third party and such petition is not dismissed within ninety days of its filing date, (iv) a receiver or trustee is appointed for all or any part of the property and assets of the other Party, or (v) the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code; or

                  (c) by Customer, upon commission by INSpire of fraud, criminal conduct or willful violation of an insurance statute or regulation, if said conduct by INSpire has a material adverse effect on Customer's ability to engage in business. This paragraph does not apply to conduct by INSpire employees who are not acting at the direction of INSpire.

         Section 6.2 Procedure Upon Expiration or Termination. Upon expiration or termination of this Agreement:

                  (a) INSpire will promptly return to Customer any documentation or information proprietary to Customer;

                  (b) INSpire will provide promptly to Customer, without charge, a current and complete historical tape backup of all data files;

                  (c) Such expiration or termination will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement; and

                  (d) The automatic stay under the Bankruptcy Code will not in any way limit or restrict Customer from exercising its rights or remedies upon expiration or termination of this Agreement.

                                   ARTICLE VII
                      REMEDIES AND LIMITATION OF LIABILITY

         Section 7.1 Indemnification of the Parties. Each Party (the "Indemnitor") will indemnify, defend, and hold harmless the other Party (the "Indemnitee") from and against any arbitration award, claim, cost, damage, demand, expense, fine, liability, lawsuit, obligation, payment or penalty of any kind or nature whatsoever, including any reasonable attorneys fees and expenses (a "Claim") incurred by the Indemnitee that arises out of or directly relates to the Indemnitor's performance or breach of this Agreement. Upon an Indemnitee's request, the Indemnitor will indemnify the Indemnitee's directors, employees, officers, agents, attorneys, representatives and shareholders to the same extent as such Indemnitee. No such person, however, will be a third party beneficiary of the indemnification provision set forth in this Agreement. To the extent that a Indemnitee requests the Indemnitor to indemnify such party's representatives, the Indemnitee will cause its representatives to comply with the indemnification provisions and abide by the indemnification limitations set forth in this Agreement.

         Section 7.2 Limitation Acknowledgement. Each Party expressly acknowledges that the limitations set forth in this Article VII represent the express agreement of the Parties with respect to the allocation of risks between the Parties, including the level of risk to be associated with the performance of the Services as related to the amount of the payments to be made to INSpire for such Services, and each party fully understands and irrevocably accepts such limitations.

         Section 7.3 Notice of Claim. Any award of damages or indemnification pursuant to this Agreement is conditioned upon the Indemnitor having received full and prompt notice in writing of the Claim and the Indemnitee allowing the Indemnitor to fully direct the defense or settlement of such Claim; provided, however, that the failure to receive prompt notice relieves the Indemnitor of its obligations under this Article only if the Indemnitor is materially prejudiced by the failure to receive such notice. The Indemnitor will not be responsible for any settlement or compromise made without its consent.

                                  ARTICLE VIII
                       ARBITRATION AND EQUITABLE REMEDIES

         Section 8.1 Settlement Meeting. The Parties will attempt in good faith to resolve promptly through negotiations any dispute under this Agreement. If any such dispute should arise, the Parties, will meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a dispute. The occurrence of a Settlement Meeting with respect to a dispute will be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

         Section 8.2 Arbitration Proceedings. If the Parties have not resolved a monetary dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators will conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel will be the decision of the arbitrators.

                  (a) Arbitration Notice. To submit a monetary dispute to arbitration, a Party will furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing (i) the name and address of such Party, (ii) the nature of the monetary dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, each Party will select one arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators will select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten-day period, the American Arbitration Association will select such third arbitrator from the list. Each arbitrator will be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving the insurance industry.

                  (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification will be final and binding upon the Parties to the maximum extent permitted by law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         Section 8.3 Place of Arbitration. Any arbitration proceedings will be conducted at such neutral location outside of the States of California and Texas as the Parties may agree. If a neutral location cannot be agreed upon by the

Parties, then the arbitration proceedings will be held in Albuquerque, New Mexico. The arbitrators will hold the arbitration proceedings within 60 days after the selection of the third arbitrator.

         Section 8.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators will have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

         Section 8.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party will be entitled to seek any equitable remedies available under law. Any such equitable remedies will be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         Section 8.6 Judgments. Any arbitration award under this Agreement will be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

         Section 8.7 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate.

         Section 8.8 Cost of the Arbitration. The arbitrators will assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

         Section 8.9 Exclusivity of Remedies. To the extent permitted by law, the arbitration and judicial remedies set forth in this Article will be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or claim for damages or indemnification under this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Amendment. No amendment of this Agreement will be effective unless in writing signed by the Parties.

         Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement.

         Section 9.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 9.4 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement.

         Section 9.5 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

         Section 9.6 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Party. Any attempted assignment or delegation without such prior consent will be void. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to a purchaser of all the assets or equity of such Party without the other Party's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of such Party may similarly assign such rights.

         Section 9.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

         Section 9.8 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement will be in writing. Such claims, consents, designations, notices, waivers, and other communications will be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other, Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):


INSpire: Attn: Chief Executive Officer INSpire Insurance Solutions, Inc. 300 Burnett Street
                                        Fort Worth, Texas 76012
                                        Phone: 817-348-3999
                                        Fax: 817-348-3787

With a copy to:                         Mr. Steve Leshin
                                        Jenkens & Gilchrist, P.C.
                                        1445 Ross Avenue, Suite 3200
                                        Dallas, Texas 75202
                                        Phone:  214-855-4500
                                        Fax:  214-855-4300

Customer:                               Attn: Chief Executive Officer
                                        Arrowhead General Insurance Agency, Inc.
                                        402 West Broadway, Suite 1600
                                        San Diego, California 92101
                                        Phone: 619-677-5213
                                        Fax: 619-677-5298

         And: Attn: Chief Executive Officer Arrowhead Claims Management, Inc. 501 West Broadway, Suite 790
                                        San Diego, California 92101
                                        Phone: 619-744-5007
                                        Fax: 619-744-8764

         Section 9.9 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement, and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by law or the rules of any applicable stock exchange or dealer quotation system to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof. The Parties may, however, include the other Party on any general customer lists or in presentations that include a list of current customers.

         Section  9.10  Representation  by  Legal  Counsel.   Each  Party  is  a
sophisticated entity that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 9.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 9.12 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 9.13 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 9.14 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

         Section 9.15 Force Majeure. The Parties will not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable materials, labor or transportation or any similar cause beyond the reasonable control of the Parties.

         Section 9.16 Attorneys' Fees. In the event of any action, arbitration, claim, proceeding or suit between Customer and INSpire seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action, arbitration, claim, proceeding or suit will be awarded its reasonable costs and expenses, including its court costs and reasonable attorneys' fees.

         Section 9.17 Relationship of the Parties. The Parties are independent contractors of one another, and there should be no instance in which they should be construed as partners or joint venturers.

         Section 9.18 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against either Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision contained in this Agreement will be used when interpreting this Agreement or its provisions.

         Section 9.19 Headings. Article and section headings are used in this Agreement only as a matter of convenience and will not have any effect upon the construction or interpretation of this Agreement.

         Section 9.20 Condition of Bankruptcy Court Approval. This Agreement is expressly conditioned upon INSpire obtaining a final order from the Bankruptcy Court in the Bankruptcy Case, approving (a) this Agreement, as well as the Policy Processing and Administration Agreement, the Sublease, the Software License Agreement, the Asset Purchase Agreement, the Comprehensive Preferred Escrow Agreement and the Claims Administration Agreement concurrently entered into between members of the INSpire Group, debtor and debtor-in-possession, and the Arrowhead Group, all without amendment or modification, unless such amendment or modification is approved in writing by all of the Parties, within forty-five days after the date this Agreement is entered into; and (b) the termination of the Policy Administration Agreement, the Claims Administration Services Agreement and the Claims Management Agreement. The final order of the Bankruptcy Court shall be in a form and substance acceptable to Customer. This Agreement shall be implemented by the Parties on a date mutually agreed to by the Parties, but no later than five days after the Effective Date. If the final order from the Bankruptcy Court is not obtained within the time specified, this Agreement and all of its terms and provisions are and shall be null and void and of no force or effect whatsoever.






                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by a duly authorized officer as of the Signing Date.


INSpire:                            INSPIRE INSURANCE SOLUTIONS, INC., and
                                    Debtor and Debtor-in-Possession



                                    By:________________________________
                                       Richard Marxen, President & CEO


Customer:                           ARROWHEAD GENERAL INSURANCE AGENCY, INC.



                                    By:________________________________
                                       Kieran A. Sweeney, President & CEO



                                    ARROWHEAD CLAIMS MANAGEMENT, INC.



                                    By:_________________________________
                                       Kevin McDonald, President

Schedule 1.1 - Work Orders

TEMPLATE WORK ORDERS WILL BE ATTACHED

Schedule 1.3(e) - Minimum Requirements For Consultants

Quality Assurance people must have a minimum of five years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Quality Assurance people will be $100 per hour.

Business Analysts must have a minimum of five years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Business Analysts will be $100 per hour.

Programmers and Programmer Analysts must have a minimum of five years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Programmer and Programmer Analysts will be $100 per hour.

System Analysts must have a minimum of seven years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Systems Analysts will be $120 per hour.

Senior Business Analysts must have a minimum of seven years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Senior Business Analysts will be $120 per hour.

Project Supervisors must have a minimum of seven years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Project Supervisors will be $120 per hour.

Project Managers must have a minimum of ten years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Project Managers will be $148 per hour.

Business Consultants must have a minimum of ten years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Business Consultants will be $148 per hour.

Technical Architects must have a minimum of ten years of relevant experience. One of those years must be on the portion of the System they are being asked to work on. Rate to be paid by Customer for Technical Architects will be $148 per hour.

If Customer is unsatisfied with the services performed by any Consultant, INSpire will stop that Consultant from providing any more services for Customer (other than providing transition information to his or her replacement) and replace the Consultant with another employee within thirty (30) business days.

The one year experience requirement referenced above may be waived by Customer upon written request by INSpire, and such waiver will not be unreasonably withheld by Customer.

These rates subject to increase pursuant to Section 1.3(e) of Agreement.